Exhibit 99.4

U.S. OFFER TO EXCHANGE

All

Ordinary Shares held by U.S. holders

American Depositary Shares

OCEANEs held by U.S. holders

of

ALCATEL LUCENT

Pursuant to the exchange offer/prospectus, dated                     , 2015

by

NOKIA

THE U.S. OFFER AND WITHDRAWAL RIGHTS AS TO THE ALCATEL LUCENT AMERICAN DEPOSITARY SHARES WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON DECEMBER 21, 2015, UNLESS THE U.S. OFFER IS EXTENDED.

                    , 2015

To Our Clients:

Enclosed for your consideration are an exchange offer/prospectus, dated                     , 2015 forming part of the registration statement filed on Form F-4, file number 333-206365, as amended and/on supplemented (the “exchange offer/prospectus”), the related ADS letter of transmittal and a notice of guaranteed delivery in connection with the offer by Nokia, a Finnish corporation, to exchange (a) each American depositary share of Alcatel Lucent, a French société anonyme (“Alcatel Lucent ADSs”), (each representing one Alcatel Lucent ordinary share) (other than those Alcatel Lucent ADSs held by holders who are restricted from participating in the U.S. offer pursuant to the Sanctions (as defined in the exchange offer/prospectus)) for 0.5500 Nokia American depository shares (“Nokia ADSs”) (each representing one Nokia ordinary share), (b) each Alcatel Lucent ordinary share (other than Alcatel Lucent ordinary shares represented by Alcatel Lucent ADSs) for 0.5500 Nokia ordinary share, (c) each 2018 OCEANE for 0.6930 Nokia ordinary share, (d) each 2019 OCEANE for 0.7040 Nokia ordinary share and (e) each 2020 OCEANE for 0.7040 Nokia ordinary share, in each case on the terms and subject to the conditions set forth in the exchange offer/prospectus, the related ADS letter of transmittal and notice of guaranteed delivery (which, as amended or supplemented from time to time, constitute the “U.S. offer”).

Terms used in this document to the extent not defined herein shall have the same meaning as in the exchange offer/prospectus.

We are (and our nominee is) the holder of record of Alcatel Lucent ADSs held by us for your account. A tender of such Alcatel Lucent ADSs can be made only by us and pursuant to your instructions. The ADS letter of transmittal is furnished to you for your information only and cannot be used to tender Alcatel Lucent ADSs held by us for your account.

We request instructions as to whether you wish to tender any of or all the Alcatel Lucent ADSs held by us for your account, pursuant to the terms and conditions set forth in the exchange offer/prospectus.

1. The U.S. offer is to exchange (a) each Alcatel Lucent ADS for 0.5500 Nokia ADS (other than those Alcatel Lucent ADSs held by holders who are restricted from participating in the U.S. offer pursuant to the Sanctions (as defined in the exchange offer/prospectus)), (b) each Alcatel Lucent ordinary share (other than Alcatel Lucent ordinary shares represented by Alcatel Lucent ADSs) for 0.5500 Nokia ordinary share, (c) each 2018 OCEANE for 0.6930 Nokia ordinary share, (d) each 2019 OCEANE for 0.7040 Nokia ordinary share and (e) each 2020 OCEANE for 0.7040 Nokia ordinary share, in each case on the terms and subject to the conditions set forth in the exchange offer/prospectus.

2. The U.S. offer is being made for all outstanding Alcatel Lucent ordinary shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act), all outstanding Alcatel Lucent ADSs and all outstanding OCEANEs held by U.S. holders. Nokia will, upon the terms and subject to the conditions of the U.S. offer, exchange all Alcatel Lucent ordinary shares, Alcatel Lucent ADSs (except for those Alcatel Lucent ADSs held by holders who are restricted from participating in the U.S. offer pursuant to the Sanctions (as defined in the exchange offer/prospectus)) and OCEANEs validly tendered and not withdrawn before the expiration date of the U.S. offer. The term “expiration date” as to Alcatel Lucent ordinary shares and OCEANEs means 11:00 AM, New York City time, on December 22, 2015, or, if the U.S. offer is extended, the latest time and date at which the U.S. offer, as so extended by Nokia, will expire.

3. This U.S. offer is being made on substantially the same terms as an offer for all Alcatel Lucent ordinary shares being made in France (the “French offer”) to the extent permitted by law and regulations, and Nokia will not be required to complete this U.S. offer unless the French offer is completed. Nokia’s obligation to accept Alcatel Lucent ordinary shares, Alcatel Lucent ADSs and OCEANEs in this U.S. offer is also subject to several conditions, including the condition that Nokia’s shareholders approve the resolutions necessary to issue the Nokia shares in the U.S. offer and the French offer, and that securities representing more than 50% of Alcatel Lucent shares, calculated on a fully diluted basis, are validly tendered and not properly withdrawn in the U.S. offer and the French offer, on a combined basis (the “Minimum Share Condition”), or, if the Minimum Share Condition is waived by Nokia in its sole discretion, that securities representing more than 50% of Alcatel Lucent share capital or voting rights are validly tendered and not properly withdrawn in the U.S. offer and the French offer on a combined basis (the “Mandatory Minimum Acceptance Threshold”). A detailed description of the terms and conditions of the U.S. Offer appear under “The Exchange Offer—Terms of the Exchange Offer” in the exchange offer/prospectus.

4. The U.S. offer and withdrawal rights as to the Alcatel Lucent ADSs will expire at 5:00 PM, New York City time, on December 21, 2015, unless: (a) the French Autorité des marchés financiers (“AMF”) sets a later expiration date for the tender period of the French offer, (b) the AMF subsequently extends the tender period of the French offer, or (c) the offers lapse or are withdrawn prior to that time. Nokia intends that the U.S. offer and the French offer will expire simultaneously. If the French offer period is extended, Nokia will issue a press release announcing a corresponding extension of the U.S. offer.

5. Exchange of Alcatel Lucent ADSs tendered and accepted for exchange pursuant to the U.S. offer will be made only after timely receipt by the U.S. ADS exchange agent of (a) the tendered Alcatel Lucent ADSs or a timely book-entry confirmation of a book-entry transfer of such Alcatel Lucent ADSs into the U.S. ADS exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in the exchange offer/prospectus under “The Exchange Offer—Procedures for Tender—Holders of Alcatel Lucent ADSs”, (b) a properly completed and duly executed ADS letter of transmittal, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer (as defined in the exchange offer/prospectus under “The Exchange Offer—Procedures for Tendering—Holders of Alcatel Lucent ADSs”) and (c) any other documents required by the ADS letter of transmittal.

6. Nokia will be deemed to have accepted for exchange all validly tendered and not withdrawn Alcatel Lucent ordinary shares, Alcatel Lucent ADSs and OCEANEs on the expiration date subject only to the satisfaction of the Minimum Share Condition or, if waived by Nokia, in its sole discretion, the Mandatory Minimum Acceptance Threshold and the other conditions described in the exchange offer/prospectus. The AMF is expected to publish the results of the offers not later than nine French trading days following the expiration date of the offer period and, if applicable, the ending of the subsequent offering period. If the conditions are not satisfied, Nokia will promptly return all tendered Alcatel Lucent securities without acquiring them.

7. Alcatel Lucent ADS holders who fail to complete and sign the Substitute Form W-9 may be subject to U.S. federal income tax backup withholding at a rate of 28%.

If you wish to have us tender any or all of the Alcatel Lucent ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Alcatel Lucent ADSs, all such Alcatel Lucent ADSs will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender Alcatel Lucent ADSs on your behalf prior to the expiration of the U.S. offer.

The U.S. offer is made solely by the exchange offer/prospectus and is being made to all U.S. holders of Alcatel Lucent ordinary shares, all holders of Alcatel Lucent ADSs (except holders who are restricted from participating in the U.S. offer pursuant to the Sanctions (as defined in the exchange offer/prospectus)) and all U.S. holders of OCEANEs. If Nokia becomes aware of any valid statute or law of any jurisdiction prohibiting the making of the U.S. offer or the acceptance of Alcatel Lucent ADSs pursuant thereto, Nokia will make a good-faith effort to comply with such statute or law. If, after such good-faith effort, Nokia cannot comply with such statute or law, the U.S. offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Alcatel Lucent ADSs in such jurisdiction. The U.S. offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Alcatel Lucent ordinary shares, Alcatel Lucent ADSs and OCEANEs in any jurisdiction in which the making or acceptance of the U.S. offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or blue-sky laws require the U.S. offer to be made by a licensed broker or dealer, the U.S. offer will be deemed made on behalf of Nokia by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed.

INSTRUCTIONS WITH RESPECT TO THE

U.S. OFFER TO EXCHANGE

All

Ordinary Shares held by U.S. holders

American Depositary Shares

OCEANEs held by U.S. Holders

of

ALCATEL LUCENT

Pursuant to the Exchange Offer/Prospectus, dated                     , 2015

by

NOKIA

The undersigned acknowledge(s) receipt of your letter enclosing the exchange offer/prospectus, dated                     , 2015, forming part of the registration statement filed on Form F-4, file number 333-206365, as amended and/or supplemented (the “exchange offer/prospectus”), and the related ADS letter of transmittal, pursuant to an offer by Alcatel Lucent to acquire all the issued and outstanding Alcatel Lucent ordinary shares, Alcatel Lucent ADSs (other than those Alcatel Lucent ADSs held by holders who are restricted from participating in the U.S. offer pursuant to the Sanctions (as defined in the exchange offer/prospectus)) and OCEANEs, upon the terms and subject to the conditions and the related ADS letter of transmittal.

This will instruct you to tender the number of Alcatel Lucent ADSs indicated below (or, if no number is indicated below, all Alcatel Lucent ADSs) that are held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the exchange offer/prospectus and in the related ADS letter of transmittal. This form cannot be used to instruct the tender of Alcatel Lucent ordinary shares or OCEANEs.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any Alcatel Lucent ADSs submitted on my behalf to the U.S. ADS exchange agent will be determined by Nokia (which may delegate power in whole or in part to the U.S. ADS exchange agent) and such determination shall be final and binding.

Number of Alcatel Lucent ADSs to be Tendered*

Dated:                     , 2015

SIGN HERE

Signature(s)

Please Print Name

Address

Area Code and Telephone Number

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Alcatel Lucent ADSs held by us for your account. PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM OR OTHER NOMINEE MAINTAINING YOUR ACCOUNT.